Exhibit 99.2

Expedia Deepens Partnership with Traveloka

Expedia Makes Equity Investment in Traveloka, a Leading SE Asian Online Travel Company and Strengthens Hotel Supply Relationship; Traveloka Raises Approximately $500 Million within the Last Year

BELLEVUE, Wash. and JAKARTA, Indonesia, July 27, 2017 - Expedia, Inc. (NASDAQ: EXPE) and Traveloka Holding Limited, a leading Southeast Asian online travel company, announced today that Expedia® made a $350 million primary minority investment in Traveloka and that the companies are deepening their cooperation on global hotel supply.

Over the course of its last two funding rounds, East Ventures, Hillhouse Capital Group, JD.com and Sequoia Capital also contributed funding, bringing the total investment amount to approximately $500 million within the last year.

“Traveloka is the clear online travel leader in Indonesia, and is expanding aggressively throughout Southeast Asia. Our partnership will benefit from each side’s expertise and local knowledge, and accelerate our mutual growth,” said Dara Khosrowshahi, President and Chief Executive Officer, Expedia, Inc. “We are incredibly excited to continue to expand our presence in Asia, to learn from the talented Traveloka team and to unlock a more diverse offering of travel choices for Traveloka and Expedia travelers around the globe.”

“Partnering with the world's leading online travel company will allow us to focus on our continued growth in the online travel space to meet our goal of providing travelers the best travel options and highest quality booking experience,” said Ferry Unardi, Co-founder and Chief Executive Officer, Traveloka. “The expanded partnership gives Traveloka travelers access to a unique and diverse set of international accommodations and we are looking forward to working with Expedia to expand our services in Asia and beyond.”

Expedia will account for this investment on a cost basis.

Forward-looking Statements.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected benefits of the Expedia/Traveloka agreements. These statements are based on the expectations of Expedia and Traveloka management as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others, the ability of the parties to successfully implement the agreement, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc.'s public filings with the Securities and Exchange Commission, including Expedia, Inc.'s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as required by law, Expedia and Traveloka undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 41 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO®, VacationRentals.com® and BedandBreakfast.com® brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz® and CheapTickets®, leading U.S. travel websites, as well as ebookers®, a full-service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

•	SilverRail Technologies, Inc., a global rail retail and distribution platform connecting rail carriers and suppliers to both online and offline travel distributors

For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2017 Expedia, Inc. All rights reserved. CST: 2029030-50

About Traveloka
Traveloka is a leading Southeast Asia online travel company that provides a wide range of travel needs in one platform. The company has established partnerships with more than 100 domestic and international airlines, serving more than 200,000 routes worldwide. It also has the largest direct accommodation inventory, varying from hotels, apartments, guest houses, homestays, to villas and resorts. Traveloka provides more than 40 payment options for consumers in Indonesia, Thailand, Vietnam, Malaysia, Singapore and the Philippines, with 24/7 assistance from local customer service in their native languages. Additionally, its mobile application has been downloaded more than 20 million times, making it the most popular travel booking app in the region. For more information about the company, visit press.traveloka.com.

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